EXHIBIT 99.2

News

Contact:
Investors	Media
Gary Peacock	Barry Koling
(404) 658-4879	(404) 230-5268

For Immediate Release
December 9, 2004

SunTrust CEO Phil Humann Announces Executive Management Transition

Vice Chairmen Clay, Hoepner to Retire after 38-Year and 37-Year Careers;
James Wells Named President & Chief Operating Officer;
William Reed to Head Banking Units; Other Promotions Announced

ATLANTA — SunTrust Banks, Inc. (NYSE:STI) Chairman and CEO L. Phillip Humann today announced a series of senior executive promotions, including the appointment of James M. Wells III, 58, currently a Vice Chairman, as the Company’s President and Chief Operating Officer.

     Mr. Wells’ move into this new SunTrust position is linked to announcements by Vice Chairmen John W. Clay, Jr. and Theodore J. Hoepner that they will be retiring from SunTrust in 2005 after what Mr. Humann termed “long and distinguished SunTrust careers.” Upon retirement, Mr. Clay, 63, will have been with SunTrust for 38 years; Mr. Hoepner, who is also 63, will have been with the Company for 37 years.

     Also effective today, SunTrust Vice Chairman William R. Reed, Jr., 58, will assume direct responsibility for the Company’s four geographic banking groups and the corporate sales administration function, areas that had reported to Mr. Clay. Mr. Reed, former CEO of National Commerce Financial Corporation, which merged with SunTrust in October 2004, will report to Mr. Wells. Mr. Wells will also add oversight of the Corporate and Investment Banking (CIB) line of business, which had reported to Mr. Clay, to his current responsibilities.

     Mr. Humann also announced the following senior executive promotions related to the planned retirements of Messrs. Clay and Hoepner:

•	Robert H. Coords, 62, has been promoted to Senior Executive Vice President and Chief Risk Officer. In this capacity, Mr. Coords will oversee Corporate Risk Operations and Anti-Money Laundering (AML), Operational Risk Control, Sarbanes Oxley (SOX) Compliance Management, Model Validation, and a new Basel II Capital Management function. Previously, Mr. Coords served as SunTrust’s Chief Quality and Efficiency Officer.

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•	David F. Dierker, 47, has been named Senior Executive Vice President and Chief Administrative Officer, a new position at SunTrust. Mr. Dierker is responsible for the Human Resources, Strategies, Mergers and Acquisitions, Audit Services, Corporate Real Estate, Efficiency, and Purchasing/Sourcing areas. Mr. Dierker was the Company’s Strategic Financial Officer.

•	Carl F. Mentzer, 59, currently head of the commercial line of business and acting chief credit officer, has been named Senior Executive Vice President and Chief Credit Officer. In this role, he has company-wide oversight of the full range of credit-related functions including Credit Policy, Credit Authorization, Credit Review, Credit Risk Metrics, and Credit Technology as well as Capital Markets Risk Management, Special Assets, Portfolio Risk Analytics, and Wholesale Bank Credit Services.

     Messrs. Coords, Dierker and Mentzer will report directly to Mr. Humann, as will Raymond D. Fortin, 52, SunTrust general counsel, who has been promoted to Executive Vice President. Mary T. Steele, 55, SunTrust’s director of human resources, has also been promoted to Executive Vice President.

     SunTrust also said today that William H. Rogers, Jr., 47, executive vice president in charge of the company’s Private Client Services (PCS) line of business, has added executive oversight responsibility for the mortgage and commercial lines of business to his current responsibilities. Finally, Thomas E. Panther, 36, currently a Strategic Financial Manager for the Company’s lines of business, has been named SunTrust Controller. Mr. Panther had been acting Controller since mid-October.

     “The orderly transition we are announcing today is the latest example of the effectiveness of SunTrust’s management succession planning process,” noted Mr. Humann. “In this case, we are able to accommodate the expected retirement of two senior officers by smoothly putting into place an experienced executive leadership framework as we continue to successfully translate SunTrust’s growth potential into strong and solid performance.”

     “Over their long careers at SunTrust, John Clay and Ted Hoepner have made immeasurable contributions in different ways to our Company’s growth and success,” Mr. Humann added. “By virtue of extensive experience and proven expertise, Jim Wells is uniquely suited to his new position as president and chief operating officer of our Company, while each of the other executives assuming expanded responsibilities today will play a critical role as SunTrust pursues its growth strategies.”

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     SunTrust Banks, Inc., headquartered in Atlanta, Georgia, is one of the nation’s largest commercial banking organizations. The Company operates through an extensive distribution network primarily in Florida, Georgia, Maryland, North Carolina, South Carolina, Tennessee, Virginia and the District of Columbia and also serves customers in selected markets nationally. Its primary businesses include deposit, credit, trust and investment services. Through various subsidiaries the company provides credit cards, mortgage banking, insurance, brokerage and capital markets services. SunTrust’s Internet address is www.suntrust.com.

Selected Biographical Sketches.

James M. Wells III is responsible for Commercial, Retail, Mortgage and Private Client Services lines of business in his role as vice chairman. In addition he has senior executive responsibility for Marketing, Corporate Strategy and the Company’s technology and operations organization. Jim began his career at SunTrust predecessor United Virginia Bankshares in Richmond. Throughout his career, Jim has held senior positions in commercial and corporate banking, retail banking, mortgage banking, corporate and treasury management services and trust and investments. Prior to being appointed vice chairman, Jim was chief executive officer of Crestar Bank, which is now SunTrust Mid-Atlantic.

John W. Clay, Jr., joined Third National Bank, a SunTrust predecessor, as a management trainee in 1967. Since 2000, he has served as SunTrust vice chairman responsible for SunTrust’s geographic banking groups as well as Corporate and Investment Banking, and Corporate Sales and Administration. Previously, he was executive vice president and managing director of Corporate and Investment Banking. In 1983, he was named president of the Third National Bank in Nashville, and was named chairman, president and CEO of Third National Corporation in 1989. During his career, he has held a variety of positions in marketing, commercial lending, corporate banking and branch banking.

Theodore J. (Ted) Hoepner is vice chairman and chief risk officer overseeing SunTrust’s human resources, asset quality, legal and regulatory affairs, real estate, and efficiency and quality areas. As chief risk officer he is responsible for risk management for the Company including audit and internal controls. Mr. Hoepner joined SunTrust predecessor, Flagship Bank, in 1968. A 36-year veteran of the company, he served as chairman and CEO of the Jacksonville, Miami and Orlando affiliate banks in Florida. Prior to being named a vice chairman in 2000, he was president, chairman and CEO of SunTrust Banks of Florida.

William R. Reed, Jr., a 35-year veteran of the Company, is former president and chief executive officer of National Commerce Financial Corporation (NCF). Prior to being named to that position in June 2003, he was chief operating officer for National Commerce Financial overseeing the management, operation and expansion of the company’s banking operations as well as product development, product pricing strategies and marketing programs. Prior to the July 2000 merger of National Commerce Bancorporation (NCBC) and CCB Financial Corporation, he was vice chairman and director of NCBC and chairman and director of National Bank of Commerce.

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